3520 Broadway, Kansas City, MO 64111 For Immediate Release: July, 2014	Contact: Kris Bradley Assistant Vice President, Marketing Development and Corporate Communications 816-753-7299, ext. 8663

Kansas City Life signs Asset-Purchase Agreement with Securities America

KANSAS CITY, MO. – Kansas City Life Insurance Company and its subsidiary, Sunset Financial Services Inc. have entered into an agreement with Securities America, a subsidiary of Ladenburg Thalmann Financial Services, Inc., (NYSE MKT: LTS).

Under the agreement, Sunset Financial Services will cease retail operations and transfer its broker/dealer and registered investment advisory accounts to Securities America.

Kansas City Life believes this relationship will benefit the customers of Sunset Financial Services and those securities and investment advisory representatives who transfer to Securities America. Securities America provides state of the art technology and a broader product portfolio to improve customer service and access to information.

“We are excited about our new relationship with Securities America and value the enhanced benefits our customers and field force will experience with the completion of this transaction,” said Kansas City Life Executive Vice President and Vice Chairman of the Board Walter E. Bixby. “We believe Securities America possesses the same Midwestern values and culture that our customers and field force are accustomed to; and believe that Securities America is well equipped to provide more robust technology, more diverse products and enhanced practice management to our field force.”

Kansas City Life’s Sales and Marketing Department will maintain a branch office for Securities America under which the former representatives and advisors of Sunset Financial Services will conduct business. The new branch, which will operate under the name “KCL Service Company,” will continue to provide support to Kansas City Life’s insurance agents who provide securities and investment advisory services to their customers. Kansas City Life will continue to provide Security Assured to its constituents, build on its strong relationship with its field force and recruit new agents who will benefit from the improved broker/dealer and investment advisory services gained through the relationship with Securities America.

“Kansas City Life is seeking to focus its business operations on its core competency, namely providing superior life and annuity products through its long-standing agent distribution system.  Like other similar broker/dealers, Sunset Financial Services’ attempts to achieve growth have been challenged by increasing costs associated with compliance and technology,” said Walter E. Bixby.

Following the transaction, Sunset Financial Services will focus on its core responsibility of issuing, developing and marketing variable insurance products for Kansas City Life. Sunset Financial Services will also continue to service and support closed blocks of variable life and annuity products on behalf of Kansas City Life.

Sunset Financial Services has approximately 268 registered representatives in 50 states plus the District of Columbia, and about $18 million in gross annual revenue and $2.4 billion in client assets.

The transaction is being reviewed by FINRA and the retail representatives, advisors and assets will transition to Securities America following approval by FINRA and closing. Dominick & Dominick LLC served as financial advisor to Kansas City Life in this transaction.

Kansas City Life Insurance Company (NASDAQ: KCLI) was established in 1895 and is based in Kansas City, Missouri. The Company's primary business is providing financial protection through the sale of life insurance and annuities. The Company's revenues were $483.6 million in 2013, and assets and life insurance in force were $4.5 billion and $32.0 billion, respectively, as of December 31, 2013. The Company operates in 49 states and the District of Columbia. For more information, please visit www.kclife.com.

Securities America is one of the nation’s largest independent broker/dealers with more than 1,800 independent advisors responsible for $50 billion in client assets.

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